Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

dated as of March 21, 2023

among

PHENOMEX INC.,

as Borrower,

ISOPLEXIS CORPORATION,

as a Guarantor,

and

EAST WEST BANK,

as Bank

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		1
	1.1.	Definitions.	1
	1.2.	Accounting Terms.	1
	1.3.	Other Definitional Terms; Rules of Interpretation.	2
	1.4.	Effectuation of Certain Transactions	3
	1.5.	Timing of Payment or Performance	3
	1.6.	Divisions.	3
2.	LOAN AND TERMS OF PAYMENT.		3
	2.1.	Credit Extensions.	3
	2.2.	[Reserved].	4
	2.3.	Interest Rates, Payments, and Calculations.	4
	2.4.	Crediting Payments.	5
	2.5.	Fees.	5
	2.6.	Additional Costs.	6
	2.7.	Taxes.	6
	2.8.	Mandatory Prepayments.	8
	2.9.	Term.	9
3.	CONDITIONS OF LOANS.		10
	3.1.	Conditions Precedent to Initial Credit Extension.	10
4.	CREATION OF SECURITY INTEREST.		10
	4.1.	Grant of Security Interest.	10
	4.2.	Perfection of Security Interest.	11
	4.3.	Right to Inspect.	11
	4.4.	Pledge of Collateral.	12
5.	REPRESENTATIONS AND WARRANTIES.		12
	5.1.	Due Organization and Qualification.	12
	5.2.	Due Authorization; No Conflict.	12
	5.3.	Enforceability.	13
	5.4.	Collateral.	13
	5.5.	Margin Stock and Use of Proceeds.	13
	5.6.	Employee Matters.	13

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	5.7.	Intellectual Property.	13
	5.8.	Environmental Matters.	14
	5.9.	Name; Location of Chief Executive Office.	14
	5.10.	Actions, Suits, Litigation, or Proceedings.	14
	5.11.	No Material Adverse Change in Financial Statements.	15
	5.12.	Solvency, Payment of Debts.	15
	5.13.	Compliance with Laws and Regulations.	15
	5.14.	Subsidiaries.	16
	5.15.	Government Consents.	16
	5.16.	Shares.	16
	5.17.	Full Disclosure.	16
	5.18.	[Reserved].	17
	5.19.	Anti-Money-Laundering and Economic Sanctions Laws.	17
	5.20.	[Reserved].	17
	5.21.	ERISA Matters.	17
	5.22.	Taxes.	17
	5.23.	Investor Rights Agreements; Warrant	18
6.	AFFIRMATIVE COVENANTS.		18
	6.1.	Good Standing and Government Compliance.	18
	6.2.	Financial Statements, Reports, Certificates.	18
	6.3.	[Reserved].	20
	6.4.	Taxes.	20
	6.5.	Insurance.	20
	6.6.	Deposit Accounts; Securities Accounts.	21
	6.7.	Financial Covenants.	21
	6.8.	Registration of Intellectual Property Rights.	23
	6.9.	Notice for Inbound Licenses.	23
	6.10.	Creation/Acquisition of Subsidiaries.	24
	6.11.	[Reserved].	24
	6.12.	Further Assurances.	24
	6.13.	Interest Rate Protection.	24
	6.14.	Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.	24
	6.15.	Bank Meetings.	24

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	6.16.	Post-Closing Obligations	24
7.	NEGATIVE COVENANTS.		25
	7.1.	Dispositions.	25
	7.2.	Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.	25
	7.3.	Mergers or Acquisitions.	25
	7.4.	Indebtedness.	25
	7.5.	Encumbrances.	26
	7.6.	Distributions.	26
	7.7.	Investments.	26
	7.8.	Transactions with Affiliates.	26
	7.9.	Subordinated Debt.	26
	7.10.	Inventory and Equipment.	27
	7.11.	No Investment Company; Margin Regulation.	27
8.	EVENTS OF DEFAULT.		27
	8.1.	Payment Default.	27
	8.2.	Covenant Default.	27
	8.3.	Material Adverse Change.	27
	8.4.	Attachment.	28
	8.5.	Insolvency.	28
	8.6.	Other Agreements.	28
	8.7.	Subordinated Debt.	28
	8.8.	Judgments.	28
	8.9.	Misrepresentations.	28
	8.10.	Guaranty.	29
9.	BANK'S RIGHTS AND REMEDIES.		29
	9.1.	Rights and Remedies.	29
	9.2.	Power of Attorney.	31
	9.3.	Accounts Collection.	31
	9.4.	Bank Expenses.	31
	9.5.	Bank's Liability for Collateral.	31
	9.6.	No Obligation to Pursue Others.	32
	9.7.	Remedies Cumulative.	32

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	9.8.	Demand; Protest.	32
10.	NOTICES.		32
11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.		33
	11.1.	Governing Law and Venue.	33
	11.2.	Jury Trial Waiver.	33
	11.3.	Jury Reference.	33
12.	GENERAL PROVISIONS.		34
	12.1.	Successors and Assigns.	34
	12.2.	Indemnification.	34
	12.3.	Time of Essence.	34
	12.4.	Severability of Provisions.	34
	12.5.	Correction of Loan Documents.	35
	12.6.	Amendments in Writing, Integration.	35
	12.7.	Counterparts.	35
	12.8.	Survival.	35
	12.9.	Effect of Amendment and Restatement.	35
	12.10.	Confidentiality.	36
	12.11.	Patriot Act.	36
	12.12.	Reinstatement.	36
	12.13.	Acknowledgment Regarding Any Supported QFCs	37

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SCHEDULES

6.16	Post-Closing Matters

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This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this "Agreement") is entered into as of March 21, 2023, by and among EAST WEST BANK, a California banking corporation ("Bank"), PHENOMEX INC., a Delaware corporation ("Borrower") and, immediately following the consummation of the Merger (as defined below), ISOPLEXIS CORPORATION, a Delaware corporation ("IsoPlexis").

RECITALS

Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 21, 2022 (the "Merger Agreement"), among IsoPlexis, Borrower, and Iceland Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Borrower ("Merger Sub"), Merger Sub will merge (the "Merger") with and into the IsoPlexis (the "Merger"), with IsoPlexis as the surviving entity of such Merger.

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower.  This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank, and amends and restates, in its entirety, that certain Amended and Restated Loan and Security Agreement (as amended from time to time prior to the date hereof, the "Original Agreement") by and between Bank and Borrower dated as of June 30, 2021 (the "Original Closing Date").

AGREEMENT

The parties agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1.      Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  The terms "Account Debtor", "Chattel Paper", "Commercial Tort Claim", "Control", "Deposit Accounts", "Documents", "Electronic Chattel Paper", "Fixtures", "General Intangibles", "Goods, Instruments", "Inventory", "Investment Property", "Letter-of-Credit Right", "Proceeds", "Securities Account", "Security Certificate", "Intangible Chattel Paper", and any other term defined in the Code and used herein without definition shall have the meaning given to the term in the Code.

1.2.         Accounting Terms.

(a)          Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except as otherwise provided herein.  The term "financial statements" shall include the accompanying notes and schedules.

(b)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at "fair value", as defined therein and (B) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(c)          Notwithstanding anything to the contrary contained in the definition of "Capital Leases" or elsewhere in this Agreement, only those leases (assuming for purposes thereof that such leases were then in effect) that would constitute "capital leases" in conformity with GAAP as in effect prior to giving effect to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02 "Leases (Topic 842)" and ASU No. 2018-11 "Leases (Topic 842)" shall be considered Capital Leases hereunder or under any other Loan Document,  and all calculations and deliverables under this Agreement or any other Loan Document shall be made or prepared, as applicable, in accordance therewith; provided, that all financial statements required to be provided hereunder shall be prepared in accordance with GAAP without giving effect to the foregoing treatment of Capital Leases.

1.3.       Other Definitional Terms; Rules of Interpretation.  The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including".  The word "shall" shall be construed to have the same meaning and effect as the word "will."   The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  References to Sections, subsections, Exhibits, Schedules and the like, are to Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or."  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Except as otherwise specified herein, references to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder. The words "asset" and "property", when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4.        Effectuation of Certain Transactions.  Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Merger.

1.5.       Timing of Payment or Performance.  When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

1.6.      Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

2.            LOAN AND TERMS OF PAYMENT.

2.1.        Credit Extensions.

(a)         Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at the rates set forth herein and all other Obligations owing by Borrower to Bank, in each case, in accordance with the terms hereof.

(b)          Term Loan.

(i)          Subject to and upon the terms and conditions of the Original Agreement, on the Original Closing Date, Bank made a term loan to Borrower in the original principal amount of Twenty Million Dollars ($20,000,000) (the "Original Term Loan").  On the date hereof, immediately prior to giving effect to this Agreement, the outstanding principal balance of the Original Term Loan is Twenty Million Dollars ($20,000,000) (the "Outstanding Original Term Loan Balance").  On the Closing Date, the Outstanding Original Term Loan Balance shall be continued hereunder for all purposes of this Agreement as a term loan made by Bank pursuant to this Agreement.  Subject to and upon the terms and conditions of this Agreement, Bank hereby agrees to make an additional term loan to Borrower on the Closing Date in the original principal amount of Fifty Million Dollars ($50,000,000) (the "Closing Date Term Loan"; the Outstanding Original Term Loan Balance, taken together and treated as a single loan herein referred to as the "Term Loan"), such that the outstanding Term Loan on the Closing Date after giving effect to this Agreement and the extension of credit hereunder shall equal Seventy Million Dollars ($70,000,000).

(ii)

a)          Interest shall accrue from the date the Term Loan is made at the rate specified in Section 2.3(a), and shall be payable monthly as provided in Section 2.3(c).

b)         The Term Loan shall be repaid in equal monthly installments in the amount of Eight Hundred Seventy-Five Thousand Dollars ($875,000) each, commencing on the Amortization Date and continuing on the first day of each month thereafter through and including March 1, 2028.  On the Term Loan Maturity Date, the outstanding principal amount of the Term Loan and all accrued and unpaid interest thereon shall be immediately due and payable.  The Term Loan, once repaid, may not be reborrowed.

(c)         Bank Products.  Borrower may request, and Bank or its affiliates may, in their sole and absolute discretion, provide, Bank Products.  If Borrower requests Bank or its affiliates to procure or provide Bank Products, then Borrower agrees with Bank or such affiliates, as applicable, to pay when due all indebtedness, liabilities and obligations with respect to Bank Products and further agrees to indemnify and hold Bank or such affiliates harmless from any and all indebtedness, liabilities, obligations, losses, costs and expenses (including  reasonable attorneys' fees) now or hereafter owing to or incurred by Bank (including those under agreements of indemnifications or assurances provided by Bank to its affiliates) or its affiliates with respect to Bank Products, all as the same may arise.  Borrower acknowledges and agrees that (a) all indebtedness, liabilities and obligations with respect to Bank Products provided by Bank or its affiliates, and all of its agreements under this Section 2.1(c), are part of the Obligations secured by the Collateral, and (b) the obtaining of Bank Products from Bank or its affiliates, (i) is in the sole and absolute discretion of Bank and its applicable affiliates and (ii) is subject to all rules and regulations of Bank and its applicable affiliates.

2.2.         [Reserved].

2.3.         Interest Rates, Payments, and Calculations.

(a)         Interest Rate.  Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof at a variable rate per annum equal to the Prime Rate plus one-half of one percent (0.50%).

(b)         Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) three percent (3%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  At Bank's election, all Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)          Payments.  Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof (commencing as of May 1, 2023).  Bank shall, at its option, charge such interest and all Periodic Payments, in each case if and when due, against, first, a deposit account designated by Borrower in writing, and second, if insufficient funds remain in such account, any of Borrower's other Deposit Accounts, in which case those amounts shall, to the extent not satisfied in full after charging such remaining amounts to such other Deposit Accounts, thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  Notwithstanding anything to the contrary herein, the parties hereto hereby agree that any and all interest on the "Credit Extensions" under, and as defined in, the Original Agreement that is accrued and unpaid as of the Closing Date, shall be Obligations of Borrower hereunder, shall constitute accrued and unpaid interest hereunder as of the Closing Date, and shall be due and payable on the Closing Date.

(d)         Application of Payments.  Unless otherwise agreed or required by applicable law, payments made hereunder will be applied first to any accrued unpaid interest as shown on the most recent statement or bill provided to Borrower (if no statement or bill has been provided for any reason, it shall be applied to the unpaid interest accrued since the last payment); then to principal; then to any late charges; then to any unpaid collection costs, then to any other Obligations until Paid in Full and Bank has no further obligation to make Credit Extensions under this Agreement and then to Borrower or such other Person entitled thereto under applicable law.  Borrower will pay Bank at Bank's address set forth in Section 10 or at such other place as Bank may designate in writing.

(e)         Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4.       Crediting Payments.  So long as no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such Deposit Account or Obligation as Borrower specifies in writing.  Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5.        Fees.  Borrower shall pay to Bank the following:

(a)          Term Loan Facility Fee.  On the Closing Date, a term loan facility fee equal to Seven Hundred Thousand Dollars ($700,000), which shall be nonrefundable when paid.

(b)          Bank Expenses.  All Bank Expenses incurred through the Closing Date, less any amounts paid specifically for Bank Expenses prior to such invoicing, shall be paid on the Closing Date and, after the Closing Date, promptly after receiving an invoice from Bank, all Bank Expenses shall be paid as and when requested by Bank.

(c)          Early Termination Fee.  A fee in an amount equal to one percent (1%) of the amount of any prepayment of the outstanding principal balance of the Term Loan with respect to any prepayment made prior to the first anniversary of the Closing Date; provided, that no such fee shall be required in respect of any prepayment that occurs on or after the date that is the first anniversary of the Closing Date.

2.6.       Additional Costs.  If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty after the date hereof regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof after the date hereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Bank's Parent") as a consequence of its obligations hereunder to a level below that which Bank (or Bank's Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within thirty (30) days after receipt by Borrower of an executed certificate from Bank setting forth the amount or amounts necessary to compensate Bank for such reduction, Borrower shall pay to Bank such amounts so certified to it (other than any amounts with respect to (i) Indemnified Taxes, (ii) taxes described in clauses (b) through (d) of Excluded Taxes, and (iii) Connection Income Taxes).  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) (including pursuant to Basel III) shall in each case be deemed to be a change in law for purposes of this Agreement, regardless of the date enacted, adopted or issued.  The above-described certificate from Bank claiming compensation under this Section 2.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.  Notwithstanding anything to the contrary in this Section 2.6, Borrower shall not be required to compensate Bank pursuant to this Section 2.6 for any amounts incurred more than six (6) months prior to the date that Bank notifies Borrower of Bank's intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

2.7.         Taxes.

(a)         Withholding.  Any and all payments by any Loan Party to or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law.  If any Loan Party shall be required by any applicable law to deduct any Taxes from such payments, then:  (i) the applicable Loan Party shall make such deductions, (ii) the Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and promptly furnish to Bank a certified receipt or other evidence of such payment, and (iii) if the Tax required to be withheld is an Indemnified Tax, the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7(a)), Bank receives an amount equal to the sum it would have received had no such deductions been made.

(b)        Obligation to Pay.  Without limiting the provisions of Section 2.7(a), each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnity.  The Loan Parties shall jointly and severally indemnify Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this this Section 2.7) paid by, or imposed on, Bank (or its Affiliates) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (including reasonable attorneys' and tax advisors' fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(d)          Receipts.  If requested in writing by Bank, Borrower shall deliver to Bank, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e)          Refunds.  If Bank receives a refund of any Taxes as to which it has been indemnified by Borrower or another Loan Party or with respect to which Borrower or another Loan Party has paid additional amounts pursuant to this Section 2.7, it shall, so long as no Event of Default has occurred and is continuing, pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Bank in the event Bank is required to repay such refund to such Governmental Authority.  This Section 2.7(e) shall not be construed to require Bank to (i) make available its tax returns (or any other information relating to its taxes that it deems confidential) to such Loan Party or any other Person or (ii) pay any amount pursuant to this Section 2.7(e) the payment of which would place Bank (or its Affiliates) in a less favorable net after-Tax position than Bank (or its Affiliates) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(f)          Bank and any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, shall provide a duly executed IRS Form W-9 to Borrower on the Closing Date, and other appropriate documentation (upon Borrower's written request) certifying to Bank's exemption from, or reduction in rate of, United States federal withholding taxes.  Bank and any other such recipient agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Party in writing of its legal inability to do so.

(g)        If a payment made to Bank or any other recipient of any payment on account of any obligation of any Loan Party hereunder or under any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in IRC Section 1471(b) or 1472(b), as applicable), such recipient shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by IRC Section 1471(b)(3)(C)(i)) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such recipient has complied with such recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.7(g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(h)          The Loan Parties' obligations under this Section 2.7 shall survive the repayment of the Loans, the assignment of the Loans, and the termination of the other provisions of this Agreement.

2.8.         Mandatory Prepayments.

(a)          Sales of Assets.  No later than the fifth Business Day following any Loan Party's receipt of net cash proceeds from any Prepayment Asset Sale of any Loan Party, Borrower shall pay (or cause to be paid) such net cash proceeds to Bank as a mandatory prepayment of the Obligations, such payment to be applied (i) if no Event of Default has occurred and is continuing, to the outstanding principal balance of the Term Loan, applied to the installments in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment), and (ii) if an Event of Default has occurred and is continuing, in such manner as Bank may elect; provided, that, so long as (1) no Event of Default has occurred and is continuing and (2) prior to the date any such prepayment is required to be made, Borrower has notified Bank in writing of its intention to reinvest the applicable proceeds in the business of one or more Loan Parties, then Borrower shall not be required to make a mandatory prepayment under this clause (a) in respect of the applicable net cash proceeds to the extent that (x) such net cash proceeds are so reinvested within 6 months following receipt thereof, or (y) one or more Loan Parties has committed to so reinvest such net cash proceeds during such 6-month period and the applicable net cash proceeds are so reinvested within 6 months after the expiration of such 6-month period; it being understood that if the applicable net cash proceeds have not been so reinvested prior to the expiration of the applicable period, Borrower shall promptly prepay the Obligations with the amount of applicable net cash proceeds (without regard to the immediately preceding proviso).

(b)         Insured Losses/Condemnation.  If any Equipment or real property of any Loan Party is damaged, destroyed or taken by condemnation in whole or in part or any Loan Party receives proceeds of casualty insurance, upon receipt by any Loan Party of net cash proceeds in respect of the foregoing, no later than the fifth Business Day following any Loan Party's receipt of such net cash proceeds, Borrower shall pay (or cause to be paid) such net cash proceeds to Bank as a mandatory prepayment of the Obligations, such payment to be applied (i) if no Event of Default has occurred and is continuing, to the outstanding principal balance of the Term Loan, applied to the installments in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment), and (ii) if an Event of Default has occurred and is continuing, in such manner as Bank may elect; provided, that, so long as (1) no Event of Default has occurred and is continuing and (2) prior to the date any such prepayment is required to be made, Borrower has notified Bank in writing of its intention to reinvest the applicable proceeds in the business of one or more Loan Parties, then Borrower shall not be required to make a mandatory prepayment under this clause (b) in respect of the applicable net cash proceeds to the extent that (x) such net cash proceeds are so reinvested within 6 months following receipt thereof, or (y) one or more Loan Parties has committed to so reinvest such net cash proceeds during such 6-month period and the applicable net cash proceeds are so reinvested within 6 months after the expiration of such 6-month period; it being understood that if the applicable net cash proceeds have not been so reinvested prior to the expiration of the applicable period, Borrower shall promptly prepay the Obligations with the amount of applicable net cash proceeds (without regard to the immediately preceding proviso).

(c)        Indebtedness.  Promptly (and in any event within three Business Days) following any Loan Party's receipt of the net cash proceeds from the issuance or incurrence of Indebtedness (other than Permitted Indebtedness), Borrower shall pay (or cause to be paid) such net cash proceeds to Bank as a mandatory prepayment of the Obligations, such payment to be applied in such manner as Bank may elect.  The provisions of this clause (c) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms of this Agreement.

(d)        Extraordinary Receipts.  No later than the fifth Business Day following any Loan Party's receipt of the net cash proceeds of any Extraordinary Receipt, Borrower shall pay such net cash proceeds to Bank as a mandatory prepayment of the Obligations, such payment to be applied (i) if no Event of Default has occurred and is continuing, to the outstanding principal balance of the Term Loan, applied to the installments in the inverse order or maturity (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment), and (ii) if an Event of Default has occurred and is continuing, in such manner as Bank may elect; provided that no prepayment under this Section 2.8(d) shall be required unless and solely to the extent that the amount of the net cash proceeds received from Extraordinary Receipts in any fiscal year exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate for all such Extraordinary Receipts in such fiscal year.

2.9.        Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect until the Obligations have been Paid in Full and Bank has no further obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Upon Payment in Full of the Obligations and termination of any and all obligations of Bank to make Credit Extensions under this Agreement in their entirety, Borrower may simultaneously with such payment terminate this Agreement upon three (3) Business Days' written notice to Bank.

3.            CONDITIONS OF LOANS.

3.1.       Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the Term Loan on the Closing Date is subject to the satisfaction or waiver on or before the date hereof of each of the following:

(a)          Bank shall have received executed counterparts of this Agreement and each of the other agreements, documents, instruments, opinions, certificates and other items as set forth on Schedule 3.1(a) hereto, in each case, where applicable, duly executed by the applicable parties thereto;

(b)          Since January 1, 2023, no event shall have occurred which has had or would reasonably be expected have a Material Adverse Effect;

(c)          Bank shall have received payment of the fees and Bank Expenses then due pursuant to Section 2.5;

(d)          Bank shall have received an Automatic Debit Authorization;

(e)          the representations and warranties contained in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the Closing Date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date); and

(f)          no Event of Default shall have occurred and be continuing, or would result from the making of the Credit Extension on the Closing Date after giving effect to such Credit Extension.

The making of the Credit Extension on the Closing Date shall be deemed to be a representation and warranty by Borrower on the Closing Date that the foregoing conditions are satisfied on such date.

4.           CREATION OF SECURITY INTEREST.

4.1.       Grant of Security Interest.  Each Loan Party hereby grants and pledges to Bank a continuing security interest in all of its right, title and interest to and in all of the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by such Loan Party of each of its covenants and duties under the Loan Documents.  For the avoidance of doubt, the term "Collateral" shall not include any Excluded Asset.  Subject only to Permitted Liens that have priority by operation of law, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral.  Each Loan Party also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers.  Notwithstanding any termination of this Agreement, Bank's Lien on the Collateral shall remain in effect until the Obligations are Paid in Full and Bank has no further obligation to make Credit Extensions under this Agreement.  Upon request by Borrower at or following Payment in Full of the Obligations and the termination of any and all obligations by Bank to make Credit Extensions under this Agreement, Bank shall promptly release its liens and interests in the Collateral securing the Obligations, and Bank shall take such actions as reasonably requested by Borrower in order to cause such Liens to be terminated of record (including filing UCC-3 or other similar termination statements with respect to such Liens).

4.2.       Perfection of Security Interest.  Each Loan Party authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of such Loan Party, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, if applicable.  Any such financing statements may be filed by Bank at any time in the jurisdiction of organization of each Loan Party.  Each Loan Party shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Each Loan Party shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third party bailee, the applicable Loan Party shall use commercially reasonable efforts as Bank reasonably requests for Bank to (i) subject to Section 7.10 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) obtain Control of any Collateral consisting of Investment Property (subject to Section 6.6 to the extent applicable), Letter-of-Credit Rights or Electronic Chattel Paper by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank.  No Loan Party will create any Chattel Paper without placing a legend on the Chattel Paper acceptable to Bank indicating that Bank has a security interest in the Chattel Paper.  Each Loan Party from time to time may deposit with Bank specific cash collateral to secure specific Obligations; each Loan Party authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by such Loan Party or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3.        Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right from time to time (and, so long as no Event of Default has occurred and is continuing, during regular business hours, upon reasonable prior written notice, and no more than once a year) and without duplication of the audits and appraisals conducted pursuant to Section 6.2(i), to inspect each Loan Party's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Loan Party's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4.       Pledge of Collateral.  Each Loan Party hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (collectively, the "Shares Collateral"), as security for the performance of the Obligations.  All certificates or instruments evidencing the Shares Collateral will be delivered to Bank, accompanied by (a) an instrument of assignment undated and duly executed in blank by Borrower and (b) a duly executed irrevocable proxy in substantially the form of Exhibit D hereto ("Irrevocable Proxy"), and the applicable Loan Party shall cause the books of each Subsidiary whose shares are part of the Shares Collateral and any transfer agent to reflect the pledge of the Shares Collateral.  Upon the occurrence and during the continuance of an Event of Default hereunder, Bank (a) may affect the transfer or registration of any Shares included in the Collateral (including but not limited to the Shares Collateral) into the name of Bank and cause new certificates representing such Shares to be issued in the name of Bank or its transferee and (b) shall have the right to exercise all voting rights will respect to the Shares Collateral.  Each Loan Party will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank's security interest in the Shares Collateral.  Unless an Event of Default shall have occurred and be continuing, the applicable Loan Party shall be entitled to exercise any voting rights with respect to the Shares Collateral and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.  Notwithstanding any registration or exercise of an Irrevocable Proxy, Bank shall not be deemed the owner of, or assume any obligations of the owner or holder of any Shares Collateral unless and until Bank accepts such obligations in writing or otherwise takes steps to foreclose its Lien in the Shares Collateral and become the owner thereof under applicable law (including via sale as described in this Agreement.

5.            REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.         Due Organization and Qualification.  Each  Loan Party and each Subsidiary of a Loan Party is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2.       Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents (a) are within each Loan Party's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party's organizational documents, and (b) except for any such violation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, will not constitute an event of default under any agreement by which any Loan Party is bound.  No Loan Party is in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3.        Enforceability.  The Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

5.4.        Collateral.  Each applicable Loan Party has rights in or the power to transfer its portion of the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  The accounts receivable are bona fide existing obligations.  No licenses or agreements giving rise to such accounts receivable is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.  All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made.  Except as set forth in Section 5.4 of the Disclosure Schedules and as permitted under Section 6.6, none of the cash or cash equivalents of the Loan Parties are held in a Bank Accounts or Securities Accounts with any Person other than Bank or Bank's Affiliates.

5.5.       Margin Stock and Use of Proceeds.  None of the proceeds of any Credit Extension hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

5.6.        Employee Matters.  There are no controversies pending or threatened between any Loan Party or any Subsidiary of any Loan Party and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each Loan Party and each Subsidiary of each Loan Party is in compliance with all federal and state laws applicable to such Person with respect to employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect.

5.7.        Intellectual Property.

(a)          The Loan Parties are the sole owners or licensees of the Intellectual Property, except for (a) licenses permitted hereunder or granted by the Loan Parties to their customers in the ordinary course of business, (b) over the counter software that is commercially available to the public and (c) those agreements into which the Loan Parties have entered that provide for joint ownership of certain intellectual property rights created during the course of the engagement.  To the best of each Loan Party's knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and, except as set forth in Section 5.7 of the Disclosure Schedules, no claim has been made to any Loan Party that it has infringed or misappropriated or is currently infringing or misappropriating the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.  The applicable Loan Parties have taken commercially reasonable actions necessary to maintain and protect the Intellectual Property that is necessary in or material to the conduct of the business of any Loan Party, including taking reasonable measures to maintain the confidentiality of all such Intellectual Property that constitutes a trade secret under applicable law.

(b)         Except as specifically disclosed in Section 5.7 of the Disclosure Schedules, to the knowledge of each Loan Party, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned or exclusively licensed by such Loan Party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

(c)         Section 5.7 of the Disclosure Schedules sets forth a complete and accurate list of all Open Source Software in use by any Loan Party as of the Closing Date.  Each Loan Party's use of Open Source Software (i) is in full compliance with the terms of each applicable open source license and (ii) is in a manner that does not require or condition the use or distribution of any Loan Party's proprietary software on the disclosure, licensing, or distribution of any source code for any portion of the proprietary software, or otherwise impose an obligation to disclose or distribute any proprietary software on a royalty-free basis.

(d)         All employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for the benefit of or under the supervision of such Loan Party that is necessary in or material to the business of such Loan Party have signed agreements containing assignment of Intellectual Property rights to such Credit Party and obligations of confidentiality.

5.8.        Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Loan Party or Subsidiary of any Loan Party has transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which would be reasonably likely to give rise to liability under, any applicable Environmental Law, and the operations of each Loan Party and each Subsidiary of each Loan Party comply in all material respects with all applicable Environmental Laws.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect there are no investigations, proceedings, complaints, orders, directives, claims, citations or notices by any governmental authority or any other Person pending or threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or any Subsidiary of any Loan Party. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Loan Party or any Subsidiary of any Loan Party has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

5.9.        Name; Location of Chief Executive Office.  Except as disclosed in Section 5.9 of the Disclosure Schedules or for which notice has been provided in accordance with Section 7.2, during the five years preceding the Closing Date, no Loan Party has done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The location where each Loan Party keeps its books, records and accounts (or copies thereof concerning the Collateral) and the chief executive office of each Loan Party are disclosed in Section 5.9 of the Disclosure Schedules.

5.10.      Actions, Suits, Litigation, or Proceedings.  Except as set forth in Section 5.10 of the Disclosure Schedules, as of the Closing Date, there are no actions or proceedings pending by or against any Loan Party or any Subsidiary of any Loan Party before any court, administrative agency, or arbitrator or threatened in writing against such Loan Party or Subsidiary which could reasonably be expected to result in liabilities of any Loan Party or any Subsidiary of any Loan Party, either individually or in the aggregate in excess of Two Million Five Hundred Thousand Dollars ($2,500,000).  There are no such actions or proceedings in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.  No Loan Party has any Commercial Tort Claims pending that, individually or in the aggregate for all Loan Parties, have a value or involve an asserted claim in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) other than (a) those set forth in Section 5.10 of the Disclosure Schedules (as such schedule may be updated from time to time in writing by any Loan Party to Bank).

5.11.      No Material Adverse Change in Financial Statements.  All consolidated financial statements related to Borrower that are delivered by to Bank hereunder (including those delivered prior to the Closing Date) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby and fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended.  There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.12.      Solvency, Payment of Debts.  As of the Closing Date and after giving effect to the Merger and the Credit Extension hereunder and the use of proceeds thereof, (a) at fair valuations, the sum of the debt (including contingent liabilities) of Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of Borrower and its Subsidiaries, taken as a whole, (b) the capital of Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Borrower and its Subsidiaries, taken as a whole, contemplated as of Closing Date and (c) Borrower and its Subsidiaries, taken as a whole, have not incurred, do not intend to incur, or reasonably believe that they will incur debt beyond their ability to pay such debt as they mature in the ordinary course of business and such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

5.13.      Compliance with Laws and Regulations.  Each Loan Party and each Subsidiary of each Loan Party has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from any Loan Party's or any of their Subsidiaries' failure to comply with ERISA that is reasonably likely to result in such Loan Party's or such Subsidiary's incurring any liability that could reasonably be expected to have a Material Adverse Effect.  No Loan Party or a Subsidiary of a Loan Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.  No Loan Party or Subsidiary of a Loan Party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).  Each Loan Party and each Subsidiary of each Loan Party has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Each Loan Party and each Subsidiary of each Loan Party is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  No Loan Party or Subsidiary of a Loan Party has violated any Requirements of Law applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except in each case those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.14.       Subsidiaries.  Schedule 5.14 to the Disclosure Schedules sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each direct and indirect Subsidiary of the Loan Parties, (b) the ownership interest therein held by such Loan Party or its applicable Subsidiary, and (c) the amount of ownership interest pledged by any Loan Party in such Subsidiary. The outstanding equity interests of each Subsidiary of Holdings are validly issued, and, if such Subsidiary is a corporation, such equity interests are fully paid and non-assessable.

5.15.     Government Consents.  Each Loan Party and each Subsidiary of each Loan Party has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Loan Party's or such Subsidiary's business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.16.      Shares.  Borrower has full power and authority to create a first lien on the Shares Collateral and no disability or contractual obligation exists that would prohibit any Loan Party from pledging the Shares Collateral pursuant to this Agreement.  To each Loan Party's knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares Collateral.  The Shares Collateral have been and will be duly authorized and validly issued, and are fully paid and non-assessable (to the extent such concept is applicable).  To each Loan Party's knowledge, the Shares Collateral are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party knows of any reasonable grounds for the institution of any such proceedings.

5.17.      Full Disclosure.  No representation, warranty or other statement made by any Loan Party in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in any material respect at such time in light of the circumstances under which such certifications or statements are made (after giving effect to all supplements and updates thereto at the time of such certificate or written statement), it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.18.      [Reserved].

5.19.      Anti-Money-Laundering and Economic Sanctions Laws.

(a)          To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance with (i) the Patriot Act in all material respects and (ii) any applicable anti-money laundering laws or any applicable Sanctions or Requirements of Law that in each case are binding on them, except in the case of this clause (ii) where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Loan Party, none of the Loan Parties, their respective Subsidiaries or their respective officers or directors is an Embargoed Person.

(b)          No part of the proceeds of the Loans will be used, directly or, to the knowledge of management of any Loan Party, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(c)          None of the Loan Parties or their respective Subsidiaries or, to the knowledge of any of their respective officers and directors, will directly or indirectly use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

5.20.      [Reserved].

5.21.      ERISA Matters.  Except as set forth in Section 5.21 of the Disclosure Schedules, neither any Loan Party nor any ERISA Affiliate maintains or has maintained or has liability to contribute to any Pension Plan or Multiemployer Plan. Except as could reasonably be expected to have a Material Adverse Effect, (a) each Plan is in compliance with, and has been operated in accordance with, all applicable laws, including ERISA and the IRC, and the terms of such Plan, and no Loan Party has liability for any fine, penalty, excise tax, or damage with respect to any Plan, (b) no Reportable Event exists in connection with any Pension Plan, and (c) each Plan that is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan's tax qualified status.  Neither any Loan Party nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in ERISA) under any Plan, whether or not waived or (ii) any liability for any withdrawal, partial withdrawal, insolvency, or other event under any Multiemployer Plan.

5.22.      Taxes.  Each Loan Party and its Subsidiaries has filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien on the assets of any assets of any Loan Party.  There are no Liens for Taxes on the assets of any Loan Party or any Subsidiary thereof, other than Liens for Taxes not yet due and payable.

5.23.      Investor Rights Agreements; Warrant.  As of the Closing Date, the Loan Parties have delivered to the Bank true, correct and complete copies of the Investors' Rights Agreement and the Warrant, and, in each case, any amendments, restatements, amendments and restatements, supplements or other modifications thereto.  From and after the closing of the Merger, and notwithstanding any reference in the Warrant to the Investors' Rights Agreement, no provision of the Investors' Rights Agreement remains operative and IsoPlexis will have no further obligations under the Investors' Rights Agreement or the Put Agreement.  As of the Closing Date, no Person has any put right or similar right on the stock of any Loan Party.

6.           AFFIRMATIVE COVENANTS.

Each Loan Party covenants that, until the Obligations have been Paid in Full and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Loan Party shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1.      Good Standing and Government Compliance.  Borrower shall maintain its organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable.  Each Loan Party other than Borrower and each Subsidiary of a Loan Party shall maintain its organizational existence and good standing in its jurisdiction of organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to such Loan Party or Subsidiary by the authorities of the jurisdiction in which such Loan Party or Subsidiary is organized, if applicable.  Each Loan Party shall meet, and shall cause each Subsidiary of each Loan Party to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Each Loan Party and each Subsidiary of each Loan Party shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall comply, and shall cause each Subsidiary of each Loan Party to comply, with all Requirements of Law to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2.        Financial Statements, Reports, Certificates.  The Loan Parties shall deliver to Bank:

(a)          Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a company prepared consolidated balance sheet, statement of cash flows, and profit and loss statement covering Borrower's operations during such period, in a form reasonably acceptable to Bank and accompanied by a Responsible Officer Certification (which may be included in the applicable Compliance Certificate);

(b)       Annual Audited Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of the Loan Parties and their Subsidiaries prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (including no going-concern qualification) of KPMG LLP or such other independent certified public accounting firm or other accounting firm as may be reasonably acceptable to Bank and without any qualification or exception as to the scope of such audit;

(c)          Compliance Certificate.  Together with the financial statements delivered pursuant to clauses (a) and (b) above, commencing with the fiscal quarter ending March 31, 2023, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto;

(d)          [Reserved].

(e)          Annual Operating Budget and Financial Projections.  As soon as available, but in any event not later than ninety (90) days after the beginning of each fiscal year, commencing with the fiscal year ending December 31, 2024, Borrower's consolidated budget for such fiscal year (broken down by fiscal quarter), which budget has been approved by Borrower's board of directors;

(f)         Security Holder and Subordinated Debt Holder Reports.  If applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt (excluding any materials provided to such security holders, stockholders, or holders of Subordinated Debt solely in their capacity as members of Borrower's board of directors) and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

(g)          Legal Action Notice.  Promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against any Loan Party or any Subsidiary of any Loan Party that could result in damages or costs to any Loan Party or any Subsidiary of any Loan Party of Five Hundred Thousand Dollars ($500,000.00) or more.

(h)          Default.  As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which the Loan Parties have taken or propose to take with respect thereto; provided, that Borrower shall immediately notify Bank of the commencement of any Insolvency Proceeding.

(i)          Audit.  Bank shall have a right, upon reasonable prior notice, from time to time hereafter to audit each Loan Parties' Accounts and appraise Collateral at Borrower's expense, provided that such audits will be conducted during normal business hours and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing and with no less than fifteen (15) days' notice of such audit request; provided that the audit carried out pursuant to this Section 6.2(i) shall be carried out without duplication of the inspection provided for pursuant to Section 4.3.

(j)          [Reserved].

(k)          Promptly following any request therefor by Bank, each Loan Party shall provide information and documentation reasonably requested by Bank for purposes of compliance with applicable "know your customer" requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, including but not limited to a Beneficial Ownership Certification form acceptable to Bank.

(l)           Promptly following request therefor by Bank, such other business or financial information as Bank may reasonably request.

The Loan Parties may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  To the extent any such documents are included in materials otherwise filed with the SEC, such documents shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower's or any of its Subsidiaries' website on the internet at Borrower's or any of its Subsidiaries' website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents.

6.3.        [Reserved].

6.4.      Taxes.  Each Loan Party shall make, and cause each of its Subsidiaries to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that such Loan Party or a Subsidiary of a Loan Party has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that no Loan Party or Subsidiary of a Loan Party need make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Loan Party or such Subsidiary.

6.5.        Insurance.

(a)          Each Loan Party shall, and shall cause each of its Subsidiaries to, at its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as is customarily insured against by other owners in similar businesses conducted in the locations where such Loan Party's or such Subsidiary's business is conducted on the date hereof.  Each Loan Party shall, and shall cause each of its Subsidiaries to, also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to such Loan Party's or such Subsidiary's business.

(b)          All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender's loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as a lender's loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days' notice to Bank before canceling its policy for any reason (10 days' notice for cancellation for reason of non-payment of premiums).  All policies of insurance shall be addressed to Bank as follows: East West Bank, its successors and assigns, 135 North Robles Avenue, 2nd Floor, Pasadena, California 91101.  Upon Bank's request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  All proceeds payable under any such policy shall, at Bank's option, be payable to Bank to be applied on account of the Obligations.

6.6.        Deposit Accounts; Securities Accounts.

(a)          Subject to Section 6.16, each Loan Party shall maintain its primary depository relationship with Bank, including general operating and administrative deposit accounts, cash management services, and its primary investment accounts (covered by reasonably satisfactory control agreements).

(b)         Subject to Section 6.16, (i) Borrower shall cause at least ninety percent (90%) of the cash and cash equivalents of Borrower and its Subsidiaries to be held in deposit or investment accounts maintained with Bank at all times, and (ii) the Loan Parties shall not maintain Deposit Accounts or Securities Accounts with any other bank or securities intermediary located within the United States (other than that certain Securities Account maintained with Morgan Stanley Smith Barney LLC, as of the Closing Date that has been previously disclosed to Bank).

(c)          Subject to Section 6.16, all Deposit Accounts and Securities Accounts of the Loan Parties shall be subject to control agreements in form and content reasonably acceptable to Bank (other than (i) Excluded Accounts and (ii) Deposit Accounts that are subject to an assignment of deposit as contemplated by Section 6.7(b)); provided, however, that the Loan Parties may maintain Deposit Accounts at branch offices of a bank or securities intermediary located outside the United States that are not subject to control agreements so long as the aggregate balances of all such Deposit Accounts located outside the United States not subject to a control agreement do not exceed Three Million Dollars ($3,000,000) at any time.

6.7.        Financial Covenants.  The Loan Parties shall at all times maintain the following ratios and covenants:

(a)         Remaining Months Liquidity.  Have Remaining Months Liquidity of at least 4.00 to 1.00, measured as of the last day of each fiscal quarter; provided, however, that if the Loan Parties are out of compliance with such Remaining Months Liquidity requirement, it shall not be an Event of Default or a breach of this Section 6.7 if each Loan Party, within ten (10) Business Days of falling out of compliance (the "IP Trigger Milestone"), executes an Amendment to Loan and Security Agreement (in a form to be mutually agreed among the parties thereto) and Intellectual Property Security Agreement (in substantially the form attached hereto as Exhibit F) in order to provide Bank with a perfected first priority security interest on each Loan Party's Intellectual Property. Furthermore, if after falling out of compliance and entering into the aforementioned documents, Borrower achieves Remaining Months Liquidity of at least 10.00 to 1.00 (the "IP Release Milestone"), Bank agrees to execute the necessary documents required to release such perfected first priority security interest on each Loan Party's Intellectual Property.

(b)         Minimum Unrestricted Cash.  Maintain unrestricted cash and cash equivalents of the Loan Parties of not less than Seventy Million Dollars ($70,000,000) in the aggregate at all times, all of which shall be held in a Deposit Accounts of one or more Loan Parties maintained with Bank that are not Excluded Accounts and are subject to an assignment of deposit in form and substance satisfactory to Bank (it being acknowledged and agreed by Bank that the form of Assignment of Deposit executed and delivered on the Closing Date is satisfactory).

(c)          Minimum EBITDA.  During any Covenant Testing Period, maintain EBITDA, measured on the last day of each quarter, for the one-quarter period ending on such date, of at least the amount set forth in the following table for the one-quarter period ending on the date set forth opposite thereto:

Applicable Amount	Quarter Ending
($25,000,000)	March 31, 2023
($14,500,000)	June 30, 2023
($9,168,000)	September 30, 2023
($4,651,000)	December 31, 2023
($659,000)	March 31, 2024
($131,000)	June 30, 2024
$467,000	September 30, 2024
$4,071,000	December 31, 2024
$5,275,000	March 31, 2025
$4,981,000	June 30, 2025
$5,505,000	September 30, 2025
$7,260,000	December 31, 2025
$6,057,000	March 31, 2026
$7,983,000	June 30, 2026
$11,887,000	September 30, 2026
$15,576,000	December 31, 2026
$14,190,000	March 31, 2027
$15,486,000	June 30, 2027
$21,441,000	September 30, 2027
$30,268,000	December 31, 2027 and each March 31, June 30, September 30 and December 31 thereafter

6.8.        Registration of Intellectual Property Rights.

(a)          Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)          Borrower shall, in the then-next Compliance Certificate, give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)          Borrower shall give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(d)         Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets that have any material value, (ii) subject to any applicable attorney-client privilege, use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights that have any material value and promptly advise Bank in writing of material infringements detected, (iii) not allow any Trademarks, Patents or Copyrights that are material to the business of Borrower and its Subsidiaries to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld and (iv) require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality.

(e)          Each Loan Party's use of Open Source Software shall be (i) in full compliance with the terms of each applicable open source license and (ii) in a manner that does not require or condition the use or distribution of any Loan Party's proprietary software on the disclosure, licensing, or distribution of any source code for any portion of the proprietary software, or otherwise impose an obligation to disclose or distribute any proprietary software on a royalty-free basis.

6.9.      Notice for Inbound Licenses.  In the then-next Compliance Certificate after entering into or becoming bound by any inbound license or agreement (other than off-the-shelf software that is commercially available to the public) that is material or necessary to the conduct of the business of Borrower and its Subsidiaries, Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower's business or financial condition.

6.10.      Creation/Acquisition of Subsidiaries.  In the event Borrower or any Subsidiary creates or acquires any Domestic Subsidiary, Borrower and such Subsidiary shall notify Bank in the then-next Compliance Certificate after the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such Domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower (or the applicable Subsidiary) shall grant and pledge to Bank a perfected security interest in the Shares of each Subsidiary (whether foreign or domestic).

6.11.       [Reserved].

6.12.      Further Assurances.  At any time and from time to time each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.13.      Interest Rate Protection.  Subject to Section 6.16, Borrower shall at all times be party to Hedging Agreements satisfactory to Bank for interest rate protection with respect to not less than seventy-five percent (75%) of the Term Loan for a period of not less than one (1) year and shall keep such Hedging Agreements in full force and effect at all times during such period.

6.14.      Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.  As required by federal law and Bank's policies and practices, Bank may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Loan Party agrees, and shall cause each of its Subsidiaries to provide such information.  In addition, and without limiting the foregoing sentence, each Loan Party shall not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (P.L. 91-508, 84 Stat. 118) (1970) (the "BSA") and the PATRIOT Act and any regulations under the BSA or the PATRIOT Act.

6.15.      Bank Meetings.  Promptly following the delivery of financial statements pursuant to Section 6.2(a) and 6.2(b) or, if earlier, the filing of each Form 10-K and 10-Q filed with the Securities and Exchange Commission, Borrower will hold, at times during normal business hours to be mutually agreed between Borrower and Bank, a conference call with Bank at which meeting the parties shall review the financial results of the Loan Parties and their Subsidiaries presented in the applicable financial statements and the financial condition of the Loan Parties and their Subsidiaries.

6.16.      Post-Closing Obligations.  Within the time periods specified under the heading "Post-Closing Obligations" of the Post-Closing Schedule (or such longer period of time as may be agreed to by Bank in writing in its sole discretion), Borrower shall execute and deliver the documents to Bank, and complete such undertakings, as are set forth on such schedule.

7.           NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until the Obligations are Paid in Full or for so long as Bank may have any commitment to make any Credit Extensions, no Loan Party, and no Subsidiary of any Loan Party will do any of the following without Bank's prior written consent, which shall not be unreasonably withheld:

7.1.       Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to "Transfer"), or permit any Loan Party or any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers; provided that it is understood and agreed that, to the extent that any Collateral is Transferred as expressly permitted by this Section 7.1 to any Person that is not a Loan Party and Borrower has delivered to Bank, a certificate of a Responsible Officer of Borrower as to such Transfer being made in compliance with this Section 7.1, such Collateral shall be Transferred of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Transfer; it being understood and agreed that Bank shall be authorized to take, and shall take any actions reasonably requested by Borrower in order to effect the foregoing.

7.2.        Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  In the case of Borrower, change its name or the Borrower State or relocate its chief executive office without thirty (30) days' prior written notification to Bank; in the case of any Loan Party (other than Borrower) or any Subsidiary of any Loan Party, change its name or state of organization or relocate its chief executive office without thirty (30) days written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3.      Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary that is a Loan Party or into Borrower (or in the case of Subsidiaries that are not Loan Parties, into another Subsidiary that is not a Loan Party)), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person except where (i) such transactions do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4.        Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness prior to the scheduled maturity or due date, except Indebtedness to Bank.

7.5.       Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that any Loan Party or any Subsidiary in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Loan Party's or such Subsidiary's property.

7.6.       Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Capital Stock, except that Borrower may (i) repurchase the stock of former employees, consultants or directors in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees , consultants or directors to Borrower regardless of whether an Event of Default exists, (iii) make dividends or distributions solely in the common stock of Borrower; (iv) convert any of its equity or Subordinated Debt securities into other equity or Subordinated Debt securities pursuant to the terms of such securities or otherwise in exchange therefore; (v) purchase Capital Stock in connection with the exercise of stock options or stock appreciation by way of a cashless exercise, provided that such purchases do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year and (vi) purchase fractional shares of Capital Stock arising out of stock dividends, splits or combinations or business combinations in an amount not to exceed Fifty Thousand Dollars ($50,000) per fiscal year.

7.7.        Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or, subject to the requirements of Section 6.6, maintain or invest any of its Investment Property with a Person other than Bank or Bank's Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, no Loan Party or any Subsidiary shall enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8.        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person, (ii) the sale or issuance of Borrower's equity securities in a bona fide equity investment round to investors, (iii) Subordinated Debt and (iv) compensation arrangements on fair and reasonable terms approved by Borrower's board of directors.

7.9.        Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank's rights contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

7.10.      Inventory and Equipment.  Other than Inventory and Equipment at customer sites, store the Inventory or the Equipment having a book value in excess of Five Hundred Thousand Dollars ($500,000) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank's security interest and (a) the applicable Loan Party has used commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank's benefit or (b) Bank is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the ordinary course of business and for movable items of personal property having book value not in excess of Five Hundred Thousand Dollars ($500,000), and except for such other locations as Bank may approve in writing, each Loan Party shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11.     No Investment Company; Margin Regulation.  Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1.        Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2.        Covenant Default.

(a)          (i) If any Loan Party fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, 6.7(a) (after giving effect to the grace period set forth therein), 6.7(b), 6.7(c), 6.8, 6.11, 6.12, 6.13, 6.14, or 6.16 (after giving effect to any extensions provided by Bank pursuant to such Section 6.16) or violates any of the covenants contained in Article 7 of this Agreement or (ii) if any Loan Party fails to perform any obligation under Section 6.1 (solely if any Loan Party fails to maintain its organizational existence); or

(b)        If any Loan Party fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any Responsible Officer  of Borrower becomes aware thereof;

8.3.       Material Adverse Change.  If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4.       Attachment.  If any material portion of any Loan Party's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any Loan Party's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of any Loan Parties assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the applicable Loan Party (provided that no Credit Extensions will be made during such cure period);

8.5.      Insolvency.  If any Loan Party becomes insolvent, or if an Insolvency Proceeding is commenced by any Loan Party, or if an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6.        Other Agreements.  If there is an uncured default or other uncured failure to perform in any agreement to which any Loan Party is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Hundred Thousand Dollars ($300,000) or that would reasonably be expected to have a Material Adverse Effect;

8.7.       Subordinated Debt.  If any Loan Party or any other Person on behalf of a Loan Party makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8.        Judgments.  If one or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Loan Party or any Subsidiary of any Loan Party, or any Loan Party or any Subsidiary of any Loan Party enters into a settlement agreement with respect to any action or proceeding pending against any Loan Party or any Subsidiary of a Loan Party before any court or administrative agency or threatened in writing that involves the payment of consideration by such Loan Party or Subsidiary, individually or in the aggregate, of One Million Dollars ($1,000,000) or more.

8.9.        Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.10.      Guaranty.  If the Guaranty is limited (other than any limitations expressly set forth therein) or ceases for any reason to be in full force and effect (for any reason other than Payment in Full of the Obligations and the termination of the commitment of Bank, if any, to make Credit Extensions), or any Guarantor fails to perform any obligation under the Guaranty or any Guarantor repudiates, revokes or purports to repudiate or revoke the Guaranty.

9.           BANK'S RIGHTS AND REMEDIES.

9.1.       Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Loan Party:

(a)          Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)        Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)          (i) enforce collection of any of such Loan Party's Accounts or other amounts owed to such Loan Party by suit or otherwise; (ii) exercise all of such Loan Party's rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Loan Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Loan Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Loan Party or other amount owed to such Loan Party upon such terms, for such amount and at such time or times as Bank deems advisable; (v) prepare, file and sign such Loan Party's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Loan Party; (vi) do all other acts and things which are necessary, in Bank's sole discretion, to fulfill such Loan Party's obligations under the Loan Documents and to allow Bank to collect the Accounts or other amounts owed to such Loan Party; (vii) at such Loan Party's expense, notify any parties obligated on any of the Accounts to make payment directly to Bank of any amounts due or to become due thereunder; (viii) settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order Bank reasonably considers advisable;

(d)          Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Each Loan Party agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Each Loan Party authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to Loan Party's owned premises, each Loan Party hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

(e)          Set off and apply to the Obligations any and all (i) balances and deposits of each Loan Party held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of such Loan Party held by Bank;

(f)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Loan Party' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, each Loan Party's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

(g)         Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or cash equivalents or on terms, in such manner and at such places (including any Loan Party's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral.  Bank may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Bank sells any of the Collateral upon credit, the Loan Parties will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and the Loan Parties shall be credited with the proceeds of the sale;

(h)          Bank may credit bid and purchase at any public sale;

(i)          Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of any Loan Party, any guarantor or any other Person liable for any of the Obligations; and

(j)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower or any Guarantor.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2.        Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as such Loan Party's true and lawful attorney to:  (a) send requests for verification of Accounts or notify Account Debtors of Bank's security interest in the Accounts; (b) endorse such Loan Party's name on any checks or other forms of payment or security that may come into Bank's possession, cash or deposit such checks or other items of payment or security, and apply to the Obligations all proceeds of such checks or other items; (c) sign such Loan Party's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Loan Party's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of such Loan Party where permitted by law; provided Bank may exercise such power of attorney to sign the name of such Loan Party on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as each Loan Party's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been Paid in Full and Bank's obligation to provide Credit Extensions hereunder is terminated (it being understood that any such Obligations will continue to be effective or automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by Bank for any reason, including as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, as though such payment had not been made, it being further understood that in the event payment of all or any part of the Obligations is rescinded or must be restored or returned, all reasonably out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Bank in defending and enforcing such reinstatement shall be deemed to be included as part of the Obligations)).

9.3.       Accounts Collection.  At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to a Loan Party of Bank's security interest in such funds and verify the amount of such Account.  Each Loan Party shall collect all amounts owing to such Loan Party for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4.        Bank Expenses.  If any Loan Party fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  In addition, Bank may make Credit Extensions as Bank deems necessary, in its reasonable credit judgment, to preserve or protect the Collateral or the value thereof.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then rate applicable to the Term Loan hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5.       Bank's Liability for Collateral.  Bank has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by the Loan Parties.

9.6.        No Obligation to Pursue Others.  Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank's rights against the Loan Parties.  Each Loan Party waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7.        Remedies Cumulative.  Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Each Loan Party expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8.        Demand; Protest.  Except as otherwise provided in this Agreement, each loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, to the Loan Parties or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	PHENOMEX INC.
5858 Horton St., Ste. 320
Emeryville, CA 94608
Attn: Mehul Joshi, CFO
Email: Mehul.Joshi@PhenomeX.com and Agreements@PhenomeX.com

If to Bank:	East West Bank
135 North Robles Avenue
2nd Floor
Pasadena, California 91101
Attn: Eric Watson, Senior Vice President
Email: Eric.Watson@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

11.1.      Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law.  Each Loan Party and Bank hereby submits to the exclusive jurisdiction of any state court located within the State of New York in the County of New York or in the United States District Court for the Southern District of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Each Loan Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and to the extent permitted by applicable law, each Loan Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  To the extent permitted by applicable law, each Loan Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Loan Party at the address set forth in, or subsequently provided by the Loan Parties in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or 3 days after deposit thereof in the U.S. mails, proper postage prepaid.

11.2.      Jury Trial Waiver.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL PARTIES TO THIS AGREEMENT HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY.

11.3.      Jury Reference.  In the event any legal proceeding is filed in a court of the State of California by or against any party hereto in connection with any claim and if the waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, who shall be a retired state or federal court judge, mutually selected by the parties or, if they cannot agree, then any party may seek to have a private judge appointed in accordance with California Code of Civil Procedure §§ 638 and 640 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts).  The reference proceeding shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.  The parties agree that time is of the essence in conducting the referenced proceedings.  The parties shall promptly and diligently cooperate with one another and the referee, and shall perform such acts as may be necessary to obtain prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof.  The costs of any such reference proceeding shall be borne equally by the parties.

12.          GENERAL PROVISIONS.

12.1.     Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by any Loan Party without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion.  Bank shall have the right without the consent of or notice to any Loan Party to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.  If any portion of the Obligations are assigned or participated by Bank, Bank, as a non-fiduciary agent of Borrower shall maintain a register in the United States to record the names, addresses, and tax identification number of each assignee and participant and right to principal and stated interest.  No assignment of participation shall be effective unless recorded in such register.  It is intended that such register be maintained such that the Loans are in "registered form" for the purposes of the IRC.

12.2.      Indemnification.  The Loan Parties shall, jointly and severally, defend, indemnify and hold harmless Bank and its officers, employees, and agents (an "Indemnified Person") against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions among Bank and the Loan Parties whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by an Indemnified Person's gross negligence or willful misconduct.

12.3.      Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4.      Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5.      Correction of Loan Documents.  Bank may, with the prior consent of Borrower, correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6.     Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7.      Counterparts.  This Agreement and any other Loan Document and any amendments, renewals, extensions, modifications, or refinancings thereof may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement or Loan Document, as applicable.  The words "execution," "signed," "signature," "delivery," and words of like import in or relating to this Agreement or any Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.  As used herein, "Electronic Signatures" means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.  If any signature is delivered by facsimile transmission or by email delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing this Agreement or any other Loan Document (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original hereof or thereof.

12.8.      Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to the Loan Parties.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9.      Effect of Amendment and Restatement.  This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement, which shall be terminated on the Closing Date of this Agreement.  All security interests granted by Borrower under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

12.10.    Confidentiality.  In handling any Confidential Information, Bank and all employees and agents of Bank shall keep such information confidential and exercise the same degree of care that Bank exercises with respect to its own proprietary information to maintain the confidentiality of any non-public information except that disclosure of such Confidential Information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with the Loan Parties, (ii) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to Borrower and Bank) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank's accountants, auditors and regulators, and (vi) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder.  For purposes of this Agreement, "Confidential Information" means all non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans; provided that Confidential Information hereunder shall not include information that either:  (a) (i) is in the public domain or (ii) is in the knowledge or possession of Bank when disclosed by any Loan Party or any of their respective Subsidiaries to Bank, or (iii) becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.  Notwithstanding the foregoing, the Loan Parties hereby consent to Bank's publishing a tombstone or similar advertising material relating to the financial transaction contemplated by this Agreement.

12.11.     Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account, all  in compliance with the Patriot Act.  WHAT THIS MEANS FOR YOU:  when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver's license or other identifying documents.  Bank hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Bank to identify each Loan Party in accordance with the PATRIOT Act.  Each Loan Party shall, promptly following a request by Bank, provide all documentation and other information that Bank reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.  Bank will require each Loan Party to provide identifying information about each beneficial owner or individuals who have significant responsibility to control, manage or direct the legal entity.

12.12.    Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Loan Party for liquidation or reorganization, should Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party's assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned and Bank's Lien security such Obligations shall be effective, revived and remain in full force and effect, in each case as if such payment or performance had not been made.  If, prior to any of the foregoing, Bank's Lien shall have been released or terminated or any provision of this Agreement shall have been terminated or cancelled, then Bank's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.  This provision shall survive the termination of this Agreement and Payment in Full of the Obligations.

12.13.    Acknowledgment Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PHENOMEX INC., a Delaware corporation

By:	/s/ Scott Chaplin
Name:	Scott Chaplin
Title:	Chief Legal Officer

ISOPLEXIS CORPORATION, a Delaware corporation

By:	/s/ Scott Chaplin
Name:	Scott Chaplin
Title:	Chief Legal Officer

Signature Page to Second Amended and Restated Loan and
Security Agreement

EAST WEST BANK, a California banking corporation

By:	/s/ Eric Watson
Name:	Eric Watson
Title:	Duly Authorized Signatory

Signature Page to Second Amended and Restated Loan and
Security Agreement

EXHIBIT A

DEFINITIONS

"Accounts" means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by any Loan Party and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any Loan Party and any Loan Party's Books relating to any of the foregoing.

"Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

"Agreement" has the meaning assigned in the Preamble.

"Amortization Date" means April 1, 2025; provided that (x) if the First Extended Interest-Only Period occurs, the Amortization Date shall mean October 1, 2025; and (y) if the Second Extended Interest-Only Period occurs, the Amortization Date shall mean April 1, 2026.

"Assignment of Deposit" means that certain Assignment of Deposit dated as of March 21, 2023, entered into by Borrower as depositor in favor of Bank.

"Bank Controlled Account" has the meaning assigned in Section 6.11.

"Bank Expenses" means, without duplication, all reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable and documented out-of-pocket attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

"Bank Product Collateralization" means providing cash collateral to be held by Bank for its benefit or the benefit of any Affiliate of Bank providing Bank Products (other than to the extent of any Hedging Obligations) in an amount reasonably determined by Bank as sufficient to satisfy the reasonably estimated credit exposure, operational risk and processing risk with respect to the then-existing Bank Product Obligations (other than Hedging Obligations).

"Bank Products" means any service or facility extended to any Loan Party by Bank or any affiliate of Bank, or procured for such Loan Party from any third party by Bank or any affiliate of Bank by means of a full-recourse agreement or other credit support extended to such third party including:  (a) commercial credit cards and credit card processing services, (b) debit cards, (c) commercial purchase cards, (d) ACH transactions, (e) cash management services, including controlled disbursement, accounts or services, (g) letters of credit, or (h) Hedging Agreements.

Exhibit A - 1

"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially in form and substance satisfactory to Bank.

"Beneficial Ownership Regulation" means 31 C.F.R. Section 1010.230.

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Borrower" has the meaning assigned in the Preamble.

"Borrower State" means the state under whose laws Borrower is organized, which is Delaware as of the Closing Date.

"Borrower's Books" means all of Borrower's books and records including:  ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

"BSA" has the meaning assigned in Section 6.14.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which commercial banks in the Los Angeles, California are authorized or required to close.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

"Capital Leases" means, subject to Section 1.2, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person; provided, that for the avoidance of doubt, the amount of obligations attributable to any Capital Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all rights, warrants or options to purchase or acquire any of the foregoing and any other security or instrument representing, convertible into or exchangeable for any of the foregoing.

"Cash" means unrestricted cash and cash equivalents.

"Cash Burn" means, for any applicable measuring period, the sum of (i) EBITDA, plus (ii) the aggregate amount of capital expenditures, in each case as measured on an average trailing six (6) month basis.

Exhibit A - 2

"CFC" means any "controlled foreign corporation" within the meaning of Section 957 of the IRC in which any Loan Party or direct or indirect owner of a Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC.

"Change in Control" shall mean a transaction (other than (i) an initial public offering or (ii) a bona fide equity financing or series of financings) in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

"Closing Date" means the date on which the Term Loan is advanced to Borrower.

"Closing Date Term Loan" has the meaning assigned in Section 2.1(b)(i).

"Code" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests granted hereunder.

"Collateral" means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described in Exhibit B; provided that the Collateral shall not include any Excluded Asset.

"Collections" means all payments from or on behalf of an account debtor with respect to a Loan Party's rights to payment arising in the ordinary course of such Loan Party's business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers' acceptances.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

"Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

Exhibit A - 3

"Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

"Covenant Testing Period" means a period commencing on the last day of the quarter of Borrower most recently ended prior to a Covenant Trigger Event for which the Loan Parties are required to deliver to Agent quarterly or annual financial statements pursuant to this Agreement and continuing at all times thereafter.

"Covenant Trigger Event" if at any time the aggregate amount of unrestricted cash and cash equivalents of the Loan Parties and their Subsidiaries in Deposit Accounts and/or Securities Accounts of such Loan Parties and their Subsidiaries at Bank is less than One Hundred Million Dollars ($100,000,000).

"Covered Entity" means any of the following:

(i)          a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)          a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning set forth in Section 12.14.

"Credit Extension" means the Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Dollars," "dollars" or use of the sign "$" means only lawful money of the United States and not any other currency, regardless of whether that currency uses the "$" sign to denote its currency or may be readily converted into lawful money of the United States.

"Domestic Subsidiary" means any subsidiary of Borrower incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

"Disclosure Schedules" means the Disclosure Schedules dated as of the Closing Date and delivered to Bank pursuant to this Agreement.

Exhibit A - 4

"EBITDA" means, for any period, the sum of the Loan Parties' net income after taxes for such period (excluding extraordinary gains) (it being understood, for the avoidance of doubt, that capitalized software expenses shall not reduce net income to the extent that they are capitalized); plus, to the extent deducted in determining net income and without duplication, (a) Interest Expense for such period, debt discount, fees, charges and related expenses, including capitalized interest; (b) income tax expense for such period; (c) depreciation and amortization for such period; (d) non-cash expenses relating to stock based compensation and gains or losses on equity revaluations; and (e) restructuring expenses, including but not limited to transaction and integration related expenses, legal settlements, and one-time severance for such period, in each case, with respect to this clause (e), not to exceed the amount set forth for such period in Borrower's projections delivered to Bank in writing for such period prior to the Closing Date; plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis; provided, however, EBITDA shall not include the results of any foreign Subsidiary of any Loan Party except to the extent that such foreign Subsidiary has repatriated its net income to Borrower or a Guarantor.

"Embargoed Person" means (a) any country or territory that is the target of comprehensive, country- or territory-wide a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by OFAC, (ii) is the target of a sanctions program or designated on a sanctions list (A) administered by OFAC, or (B) under the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act for Fiscal Year 2012 or Executive Order 13590 "Authorizing the Imposition of Certain Sanctions with respect to the Provision of Services, Technology or Support for Iran's Energy and Petrochemical Sectors," effective November 21, 2011 or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a comprehensive, country- or territory-wide sanctions program administered by OFAC.

"Environmental Laws" means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

"Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is deemed at any relevant time to be a single employer or otherwise aggregated with any Loan Party under Section 414 of the IRC or Section 4001 of ERISA.

"Event of Default" has the meaning assigned in Article 8.

"Exchange Act" means the Securities Exchange Act of 1934.

Exhibit A - 5

"Excluded Account" means any Deposit Account (a) which is an escrow, fiduciary, trust or similar account, (b) holding cash collateral for a third party (other than Borrower or any Subsidiary), (c) used by any Loan Party exclusively for disbursements and/or payments of payroll in the ordinary course of business, (d) which is a zero balance account or (e) which has a balance of less than One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate for all such Deposit Accounts that are Excluded Accounts pursuant to this clause (e).

"Excluded Assets" means assets  to the extent that  (i) any such asset or property is a General Intangible that is non-assignable by its terms without the consent (that has not been obtained) of the licensor thereof or another party (that is not a Loan Party or an Affiliate of a Loan Party) but only to the extent such prohibition on the creation of a Lien in favor of Bank is enforceable under applicable law and is non rendered ineffective by applicable law (including, without limitation, Sections 9-406, 9-407, 9-408 or 9-409 of the Code), (ii) the granting of a security interest therein is contrary to the Requirements of Law, (iii) any such assets or property constitutes equity interests of Persons (other than Shares), (iv) any such assets or property constitutes Intellectual Property (except to the extent (and solely for so long as) such Intellectual Property is required constitute Collateral pursuant to Section 6.7(a)), (v) any such assets or property constitutes Excluded Accounts, (vi) any intent-to-use (or similar) Trademark application prior to the filing with, and acceptance by, the U.S. Patent and Trademark Office of a "Statement of Use", "Declaration of Use", "Amendment to Allege Use" or similar filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use (or similar) Trademark application (or any Trademark registration resulting therefrom) under applicable Requirements of Law, and (vi) Bank and Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs, or is excessive in light of, the practical benefit of a security interest to Bank afforded thereby; provided that (x) Excluded Assets shall not include any Proceeds of any item of General Intangibles and (y) any item that at any time ceases to satisfy the criteria for Excluded Assets (whether as a result of the applicable Loan Party obtaining any necessary consent, any change in Requirement of Law or otherwise) shall no longer constitute an Excluded Asset.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act at the time the guarantee of or grant of security interest by such Loan Party becomes effective with respect to such related Swap Obligation (such determination being made after giving effect to any applicable keepwell, support, or other agreement for the benefit of the applicable Loan Party).

Exhibit A - 6

"Excluded Taxes" means, with respect to Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any taxes on or measured by overall net income (however denominated), franchise taxes (in lieu of net income taxes) and branch profits taxes, (i) in each case imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of Bank, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of Bank, U.S. federal  withholding taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in the Obligations pursuant to applicable law in effect on the date on which (i) Bank acquires such interest in the Obligations or (ii) Bank changes its lending office (other any change made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such taxes were payable either to the assignor immediately before the assignee became a party hereto or to Bank (or an applicable assignee) immediately before it changed its lending office, (c) Taxes solely attributable to such recipient’s failure to comply with Section 2.7(f) and (d) any U.S. federal withholding taxes imposed under FATCA.

"Extraordinary Receipt" means any cash payments received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.8(a), (b) or (c)) consisting of net cash proceeds of (i) judgments or settlements received in connection with any cause of action or claim (other than with respect to reimbursement of third-party claims and other than with respect to a certain customer payment dispute disclosed to Bank prior to the Closing Date), (ii) indemnity payments (other than to the extent such indemnity payments are payable to a Person that is not a Subsidiary of any Loan Party), and (iii) any purchase price adjustment received in connection with any acquisition agreement.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

"First Extended Interest-Only Period" means Borrower's EBITDA for the fiscal year ending December 31, 2024 is not less than $9,985,992.63 as reflected in the applicable Compliance Certificate received by Bank in accordance with the requirements of this Agreement.

"Foreign Subsidiary" means any existing or future direct or indirect subsidiary of Borrower that is not a Domestic Subsidiary.

"FSHCO" means any direct or indirect Domestic Subsidiary that has no material assets other than the Capital Stock or Capital Stock and Indebtedness of one or more CFC; provided that any such Domestic Subsidiary that solely owns Capital Stock or Capital Stock and Indebtedness of Protected CFCs shall not be treated as a FSHCO.

"GAAP" means generally accepted accounting principles in the United States of America, consistently applied, as in effect from time to time.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

Exhibit A - 7

"Guarantor" means IsoPlexis and each other Person that now or in the future agrees to guaranty the Obligations.

"Guaranty" means that certain Continuing Unconditional Guaranty, dated as of the date hereof, among the Loan Parties in favor of Bank or any other guaranty of all or any portion of the Obligations provided in writing by a Subsidiary of Borrower.

"Hazardous Materials" means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

"Hedging Agreement" means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

"Hedging Obligation" means, with respect to any Person, any liability of such Person under any Hedging Agreements.  The amount of any Person's obligations in respect of any Hedging Obligation shall be deemed to be the net obligations that would be reflected in the financial statements of such Person in accordance with GAAP.

"Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, (d) all Capital Stock of such Person subject to mandatory repurchase or redemption obligation applicable to such Person at any time prior to the date that is ninety (90) days after the final maturity date of the Obligations, other than such mandatory repurchase or redemption obligations that are (i) at the sole option of such Person or (ii) for Capital Stock that does not contain such mandatory repurchase or redemption obligations, and (e) all Contingent Obligations, if any.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Insolvency Proceeding" means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

Exhibit A - 8

"Intellectual Property" means all of Borrower's right, title, and interest in and to the following:

(a)          Copyrights, Trademarks and Patents;

(b)         Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)          Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)         Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)         All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(f)          All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

"Interest Expense" means, for any period, for Borrower on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses (excluding closing costs associated with this transaction) in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets during such period, plus (b) all payments made under interest rate Hedging Agreements during such period to the extent not included in clause (a) of this definition, including all premium payments and capitalized interest, minus (c) all payments received under interest rate Hedging Agreements during such period, plus (d) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

"Inventory" means all present and future inventory in which any Loan Party has any interest.

"Investment" means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

"Investors' Rights Agreement" means that certain Sixth Amended and Restated Investors' Rights Agreement, dated as of December 30, 2020, by and among IsoPlexis and each of the investors listed on Schedule A thereto

"IRC" means the Internal Revenue Code of 1986.

"Irrevocable Proxy" has the meaning assigned to such term in Section 4.4.

Exhibit A - 9

"Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, judgment lien, collateral assignment, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law, all whether perfected or unperfected, in each case, in the nature of collateral security.

"Loan Documents" means, collectively, this Agreement, the Guaranty, any promissory note executed by Borrower in favor of Bank evidencing the Obligations, each control agreement with respect to any Deposit Account or Securities Account, the Assignment of Deposit, each and any other document, instrument or agreement delivered in connection with the foregoing.

"Loan Party" means Borrower and each Guarantor, individually, and "Loan Parties" means Borrower and all Guarantors, collectively.

"Loan Party's Books" means all of each Loan Party's books and records including:  ledgers; records concerning such Loan Party's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

"Material Adverse Effect" means (i) a material impairment in the perfection or priority of Bank's Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

"Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate contributes or is obligated to contribute.

"Negotiable Collateral" means all of each Loan Party's present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, Documents, documents of title, and Chattel Paper, and each Loan Party's Books relating to any of the foregoing.

"Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by any Loan Party pursuant to this Agreement or any other agreement (including in respect of Bank Products and Hedging Obligations), whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise; provided, however, that Obligations shall not include any Excluded Swap Obligation.

"OFAC" means the United States Office of Foreign Assets Control.

"Open Source Software" means any software that constitutes open source, public source or Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org).

Exhibit A - 10

"Original Agreement" has the meaning assigned in the Recitals.

"Original Closing Date" has the meaning assigned in the Recitals.

"Original Term Loan" has the meaning assigned in Section 2.1(b)(i).

"Other Connection Taxes" means, with respect to Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Obligation or Loan Document).

"Other Taxes" means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by Bank of its interest in an Obligation after the date hereof, other than any such assignment made at the request of any Loan Party or during an Event of Default described in Section 8.1, 8.4., 8.5, or 8.10.

"Outstanding Original Term Loan Balance" has the meaning assigned in Section 2.1(b)(i).

"Paid in Full" "Pay in Full" or "Payment in Full" means, the payment in full in immediately available funds of all Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) in the case of Hedging Obligations, the termination of the applicable Hedging Agreement and payment in full of any termination and other amounts then applicable, except to the extent of any Hedging Obligations that, at such time, are allowed by the applicable Person to whom such Hedging Obligations are owing to remain outstanding without being required to be terminated or repaid, or such other arrangements reasonably acceptable to the applicable Person providing such Hedging Obligations have been made, and (iii) in the case of Obligations in respect of Bank Products (other than Hedging Obligations), providing Bank Product Collateralization, except to the extent either (1) such Bank Products are terminated, all payments in respect thereof are made at such time and there are no further obligations outstanding with respect thereto or (2) such Bank Products are allowed, at such time, by Bank or its Affiliate providing such Bank Products, to remain outstanding without being required to be repaid or subject to Bank Product Collateralization).

"Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

"PBGC" means the Pension Benefit Guaranty Corporation.

Exhibit A - 11

"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Loan Party or any ERISA Affiliate and covered by Title IV of ERISA.

"Periodic Payments" means all installments or similar recurring payments that any Loan Party may now or hereafter become obligated to pay to Bank pursuant to the Loan Documents.

"Permitted Indebtedness" means:

(a)          Indebtedness of the Loan Parties in favor of Bank arising under this Agreement or any other Loan Document;

(b)          Indebtedness existing on the Closing Date and disclosed in the Schedule P-1 of the Disclosure Schedules;

(c)         Indebtedness not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate in any fiscal year of the Loan Parties or any of their Subsidiaries secured by a lien described in clause (c) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)          Subordinated Debt;

(e)         Indebtedness not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate incurred under corporate credit cards in the ordinary course of business;

(f)          Permitted Intercompany Indebtedness;

(g)          Indebtedness to trade creditors incurred in the ordinary course of business;

(h)          Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i)          Letters of credit with Bank incurred in the ordinary course of business in connection with the leasing of real property in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000);

(j)          Additional unsecured Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time; and

(k)         Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

"Permitted Intercompany Indebtedness" means loans or advances made in cash by (a) Borrower to any other Loan Party, (b) any Loan Party to Borrower or any other Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party or to a Loan Party, and (d) any Loan Party to another Subsidiary of Borrower that is not a Loan Party so long as all such loans made pursuant to this clause (d) shall not exceed Four Million Dollars ($4,000,000) in the aggregate outstanding at any time; provided, that, with respect to all such Indebtedness, at upon the request of Bank at any time, such Indebtedness shall be evidenced by a promissory note having terms reasonably satisfactory to Bank, the sole originally-executed counterparts of which shall (to the extent the lender is a Loan Party) be pledged and delivered to Bank, as security for the Obligations, and the obligations under such promissory note shall be subordinated to the Obligations in a manner reasonably satisfactory to Bank.

Exhibit A - 12

"Permitted Intercompany Investments" means capital contributions made in cash by (a) Borrower to any other Loan Party, (b) any Loan Party to Borrower or any other Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party or to a Loan Party, and (d) any Loan Party to another Subsidiary of Borrower that is not a Loan Party so long as all such capital contributions made pursuant to this clause (d) shall not exceed Four Million Dollars ($4,000,000) in any fiscal year.

"Permitted Investment" means:

(a)          Investments existing on the Closing Date disclosed in Section P-2 of the Disclosure Schedule;

(b)       (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) commercial paper maturing no more than two hundred seventy (270)  from the date of creation thereof and currently having rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) Bank's certificates of deposit maturing no more than two (2) years from the date of investment therein, and (iv) Bank's money market accounts;

(c)       repurchases of stock of Borrower from former officers, employees or directors of Borrower or any of its Subsidiaries under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such Persons to Borrower or any of its Subsidiaries regardless of whether an Event of Default exists;

(d)          Investments accepted in connection with Permitted Transfers;

(e)        Investments (i) arising as a result of Permitted Intercompany Indebtedness and Permitted Intercompany Investments, and (ii) in the form of beneficial ownership by Borrower or any of its Subsidiaries of their respective Subsidiaries made on or prior to the Closing Date;

(f)          Investments not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower's board of directors;

(g)       Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Loan Party's (or any of their Subsidiaries') business;

Exhibit A - 13

(h)         Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)          joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by the Loan Parties do not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate in any fiscal year;

(j)          Investments made pursuant to Borrower's investment policy approved by its board of directors;

(k)          Investments permitted under Sections 7.3, 7.6 or 7.7; and

(l)         additional Investments, other than Investments in Subsidiaries, by the Loan Parties that do not exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate during the term of this Agreement.

"Permitted Liens" means the following:

(a)        Any Liens existing on the Closing Date and disclosed in Section P-3 of the Disclosure Schedules (excluding Liens to be satisfied with the proceeds of the Term Loan) or arising under this Agreement or the other Loan Documents;

(b)          Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the applicable Loan Party maintains adequate reserves, provided the same have no priority over any of Bank's security interests (other than statutory liens arising as a matter of law);

(c)          Liens not to exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate (i) upon or in any Equipment acquired or held by a Loan Party or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)          Liens incurred in connection with licenses or sublicenses permitted hereunder;

(e)         statutory Liens securing claims or demands of materialmen, mechanics, carriers, repairmen, or other like Liens imposed without the action of such parties arising in the ordinary course of business;

(f)          Liens to secure payment for workers' compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

Exhibit A - 14

(g)          Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business consistent with past practice;

(h)          Liens arising in connection with the corporate credit cards as permitted in clause (e) of the definition of "Permitted Indebtedness";

(i)          Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (h) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(j)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments);

(k)          Leases or subleases of real property granted in the ordinary course of a Loan Party's business (or, if referring to another Person, in the ordinary course of such Person's business); and

(l)         Liens in favor of other financial institutions arising in connection with a Loan Party's Deposit Accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts to the extent required by Section 6.6.

"Permitted Transfer" means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)          Inventory in the ordinary course of business;

(b)          Licenses permitted hereunder;

(c)          worn-out, unutilized or obsolete Equipment;

(d)         grants of security interests and other Liens that constitute Permitted Liens;

(e)          Transfers that constitute Permitted Investments;

(f)          use of cash and cash equivalents, unless in a manner otherwise prohibited by the terms of this Agreement; and

(g)         other assets of the Loan Parties and their Subsidiaries that do not in the aggregate exceed Three Hundred Thousand Dollars ($300,000) during any fiscal year.

"Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

Exhibit A - 15

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) covering employees of any Loan Party or any of its Subsidiaries (a) that is maintained by any Loan Party or any ERISA Affiliate or (b) to which any Loan Party has an obligation to make contributions, including as the result of being an ERISA Affiliate.

"Post-Closing Schedule" means Schedule 6.16 hereto.

"Prepayment Asset Sale" means, with respect to any Loan Party, the sale, transfer or other disposition by a Loan Party of any of its respective assets outside of the ordinary course of business pursuant to clause (g) of the definition of Permitted Transfer.

"Prime Rate" means the greater of six and one-quarter of one percent (6.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

"Prohibited Territory" means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

"Protected CFC" means any CFC all of whose "United States shareholders" are United States domestic C-corporations which as reasonably determined by Borrower in consultation with Bank would receive a 100% dividends received deduction under Section 245A of the IRC with respect to all dividends from such CFC and all inclusions under Sections 951(a)(1)(B) and 956 of the IRC pursuant to Treasury Regulation Section 1.956-1 from such CFC.

"Protected Foreign Subsidiary" means (i) any Protected CFC or (ii) any Foreign Subsidiary that is treated as a disregarded entity of a "United States person" other than a FSHCO within the meaning of Section 7701(a)(30) of the IRC for federal income tax purposes and which does not own any Capital Stock in any CFC.

"Put Agreement" means that certain Amended and Restated Put Agreement, dated as of October 31, 2016, by and among IsoPlexis, Connecticut Innovations, Incorporated, Connecticut Growth Fund II, Limited Partnership and Advantage Capital Partners Connecticut V, Limited Partnership.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

"QFC Credit Support" has the meaning set forth in Section 12.14.

"Remaining Months Liquidity" means, with respect to the Loan Parties for each period consisting of six consecutive months, a ratio of Cash as of the last day of such period to Cash Burn for such period.

"Reportable Event" means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

Exhibit A - 16

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the VP, Finance and Accounting and the General Counsel of any Person and (in the case of documents delivered on the Closing Date, shall include any secretary or assistant secretary or any other authorized Person of Borrower).

"Responsible Officer Certification" means, with respect to the financial statements for which certification is required, the certification of a Responsible Officer of Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial position and results of operation of Borrower as at the dates indicated, subject to changes resulting from audit and normal year-end adjustments.

"Sanctions" means any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, or (d) His Majesty's Treasury of the United Kingdom.

"Second Extended Interest-Only Period" means Borrower's EBITDA for the trailing six months ending June 30, 2025 is not less than $12,117,305.34 as reflected in the applicable Compliance Certificate received by Bank in accordance with the requirements of this Agreement.

"Shares" means (i) sixty-five percent (65%) of the issued and outstanding voting Capital Stock owned or held of record by Borrower in any CFC or a FSHCO, (ii) one hundred percent (100%) of the issued and outstanding non-voting Capital Stock owned or held of record by Borrower in any CFC or a FSHCO, and (iii) one hundred percent (100%) of the issued and outstanding Capital Stock owned or held of record by Borrower or any other Loan Party in any Domestic Subsidiary and/or Protected Foreign Subsidiary

"Shares Collateral" has the meaning assigned to such term in Section 4.4.

"Subordinated Debt" means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

"Subsidiary" means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors (or other governing body), managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

Exhibit A - 17

"Supported QFC" has the meaning set forth in Section 12.14.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" has the meaning set forth in Section 2.1(b)(i).

"Term Loan Maturity Date" means March 21, 2028.

"Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

"U.S. Special Resolution Regimes" has the meaning set forth in Section 12.14.

"Warrant" means that certain Warrant Certificate with an issue date of December 30, 2020 issued by Borrower to Perceptive Credit Holdings III, LP, as Holder (as defined therein) with respect to 496,560 shares of common stock of Borrower.

Exhibit A - 18

DEBTOR	PHENOMEX INC./ISOPLEXIS CORPORATION

SECURED PARTY:	EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of each Loan Party (herein referred to as "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All personal property of each Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), the commercial tort claims set forth in Section 5.10 of the Disclosure Schedules or otherwise identified to Bank, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of each Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the Code.

Notwithstanding the foregoing, the Collateral shall not include Excluded Collateral.  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 30, 2021, with respect to PhenomeX Inc. and March 21, 2023, with respect to IsoPlexis Corporation, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in the Rights to Payment.

Exhibit B - 1

EXHIBIT C

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank
135 North Robles Avenue, 2nd Floor
Pasadena, California 91101 Attn: Eric Watson, Senior Vice President Email: Eric.Watson@eastwestbank.com

FROM: PHENOMEX INC.

The undersigned authorized Responsible Officer of PHENOMEX INC. (“Borrower”), hereby certifies, solely in his or her capacity as an officer of the company and not in his or her individual capacity that in accordance with the terms and conditions of the Second Amended and Restated Loan and Security Agreement among Borrower, IsoPlexis Corporation, a Delaware corporation, as a Guarantor, and Bank (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), (i) the Loan Parties are in complete compliance for the period ending with all required covenants, except as noted below and (ii) all representations and warranties of the Loan Parties stated in the Agreement and each other Loan Document are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Responsible Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Quarterly Financial Statements (Section 6.2(a))	Within 45 days after the end of each fiscal quarter[1]	YES	NO
Annual Audited Financial Statements (Section 6.2(b))	Within 90 days after the end of each fiscal year	YES	NO
Compliance Certificate (Section 6.2(c))	Together with the quarterly financial statements and the annual audited financial statements[2]	YES	NO

Annual Operating Budget and Financial Projections (Section 6.2(e))	Within 90 days after the beginning of each fiscal year[3]	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

1          To be delivered for the first three fiscal quarters of each fiscal year.
2          Commencing with the fiscal quarter ending March 31, 2023.
3          Commencing with the fiscal year ending December 31, 2024.

Exhibit C - 1

COVENANTS	REQUIRED[4]	COMPLIES
Remaining Months Liquidity measured as of the last day of each fiscal quarter
4.00 to 1.00 or each Loan Party must execute an Amendment to Agreement and Intellectual Property Security Agreement to provide Bank with a perfected first priority security interest on each Loan Party's Intellectual Property
		YES	NO	N/A
Minimum Unrestricted Cash
Maintain unrestricted cash or cash equivalents of the Loan Parties of not less than Seventy Million Dollars ($70,000,000) at all times, all of which shall be held in a Deposit Account of one or more Loan Parties maintained with Bank that are not Excluded Accounts and are subject to an assignment of deposit in form and substance satisfactory to Bank (it being acknowledged and agreed by Bank that the form of Assignment of Deposit executed and delivered on the Closing Date is satisfactory).
		YES	NO	N/A
Minimum EBITDA
During any Covenant Testing Period, maintain EBITDA measured on the last day of each quarter for the one-quarter period ending on such date, of at least the amount for the one-quarter period ending on the date set forth opposite of the column “Quarter Ending” in the table in Section 6.7(c) of the Agreement for that period.
		YES	NO	N/A

Applications or Registrations of Intellectual Property Rights Filed with the United States Patent and Trademark Office		YES	NO

Inbound Licenses or Agreements		YES	NO

Creation/Acquisition of Subsidiaries		YES	NO

Please Enter Below Comments Regarding Violations:

The Responsible Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

PHENOMEX INC.

Authorized Signer

Name:

Title:

4          The provisions included here are for illustrative purposes and the parties shall refer to the Agreement for the requirements of the covenants in full.

Exhibit C - 2

EXHIBIT D

Irrevocable Proxy

IRREVOCABLE PROXY

(Interests of_____________________)

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned (the "Pledgor") hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes East West Bank, a California banking corporation, as Bank (together with its successors and assigns, the "Proxy Holder"), the attorney and proxy of the undersigned with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to all of the Shares (as defined in the Loan and Security Agreement, defined below) which constitute the shares or other equity interests (the "Interests") of ________________(the "Company"). Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Interests are hereby revoked, and no subsequent proxies will be given with respect to any of the Interests except as Proxy Holder may otherwise agree to in writing in its discretion.

This proxy is IRREVOCABLE, is COUPLED WITH AN INTEREST and is granted pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of March 21, 2023 (the "Loan and Security Agreement") by and among the Proxy Holder and PhenomeX Inc., a Delaware corporation (the "Borrower"), as amended, restated, amended and restated, modified or supplemented from time to time, in consideration of the credit extended pursuant to the Loan and Security Agreement. Capitalized terms used herein but not otherwise defined in this irrevocable proxy have the meanings ascribed to such terms in the Loan and Security Agreement.

The Proxy Holder named above will be empowered and may exercise this irrevocable proxy, upon the occurrence and during the continuance of an Event of Default, to take any of the following actions: (i) transfer or register (or both) in its name or in the name of its nominee the whole or any part of the Shares and its rights under its irrevocable appointment as attorney-in-fact pursuant to this proxy and the Loan and Security Agreement, including on the books of the Company, (ii) exchange certificates or instruments representing or evidencing Shares for certificates or instruments of smaller or larger denominations, (iii) exercise any or all of the voting and all other rights as a holder with respect thereto, with full power of substitution to do so, (iv) collect and receive all dividends and other payments and distributions made thereon, (v) notify the parties obligated on any of the Shares to make payment to Bank of any amounts due or to become due thereunder, (vi) endorse instruments in the name of Pledgor to allow collection of any of the Shares, (vii) enforce collection of any of the Shares by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any liabilities of any nature of any Person with respect thereto, (viii) sell in one or more sales after ten (10) days' notice of the time and place of any public sale (which notice Pledgor agrees is commercially reasonable) the whole or any part of the Shares, (ix) ( ) exercise all other rights, powers, privileges and remedies to which a holder of the Shares would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), (x) otherwise act with respect to the Shares as though Bank was the outright owner thereof, (xi) exercise any other rights or remedies Bank may have under the Uniform Commercial Code or other applicable law, and (xii) take any action and execute any (i) instrument which Bank may deem necessary or advisable to accomplish the purposes of the Loan and Security Agreement.

This irrevocable proxy shall remain in effect with respect to the Shares until payment in full of the Obligations and termination of the Bank's commitments to make any Credit Extensions under the Loan and Security Agreement, notwithstanding any limitations to the contrary set forth in the [Certificate of Incorporation, Bylaws] or other organizational documents of the undersigned or the Company or the laws of the State of ______________.

Any obligation of the undersigned hereunder shall be binding upon the heirs, successors and assigns of the undersigned (including any transferee of any of the Interests).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this irrevocable proxy as of this _____ day of ___________________, 20___.

By:
Name:
Title:

Signature Page to Irrevocable Proxy

EXHIBIT E

[reserved]

EXHIBIT F

Form of Intellectual Property Security Agreement

FORM OF

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement is entered into as of _______________ ____, 20__ by and between EAST WEST BANK, a California banking corporation (“Bank”) and _______________________________ (“Grantor”).

RECITALS

A.          Bank has agreed to make certain advances of money and to extend certain financial accommodations (the “Loans”) to BERKELEY LIGHTS, INC., a Delaware corporation ("Borrower") in the amounts and manner set forth in that certain Second Amended and Restated Loan and Security Agreement, dated as of March 21, 2023 (as the same may be amended, restated, amended and restated, modified or supplemented from time to time, including but not limited to that certain Amendment to Loan and Security Agreement dated of even date herewith the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement), by and among Bank, Borrower and ISOPLEXIS CORPORATION, a Delaware corporation.  Bank is willing to make the Loans to Borrower, but only upon the condition, among others, that upon the occurrence of an IP Trigger Milestone, Grantor shall grant to Bank a perfected first priority security interest on each Loan Party's Intellectual Property to secure the obligations of the Loan Parties under the Loan Agreement.

B.          Pursuant to the terms of the Loan Agreement, Grantor has granted to Bank a security interest in all of Grantor’s right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement and all other agreements now existing or hereafter arising between the Loan Parties and Bank, Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

1.          To secure its obligations under the Loan Agreement and under any other agreement now existing or hereafter arising between the Loan Parties and Bank, Grantor grants and pledges to Bank a security interest in all of Grantor’s right, title and interest in, to and under its Intellectual Property (including without limitation those Copyrights, Patents and Trademarks listed on Exhibits A, B and C hereto), and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof.

2.          This security interest is granted in conjunction with the security interest granted to Bank under the Loan Agreement.  The rights and remedies of Bank with respect to the security interest granted hereby are in addition to those set forth in the Loan Agreement and the other Loan Documents, and those which are now or hereafter available to Bank as a matter of law or equity.  Each right, power and remedy of Bank provided for herein or in the Loan Agreement or any of the Loan Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Bank of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Loan Agreement or any of the other Loan Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Bank, of any or all other rights, powers or remedies.

3.          Grantor represents and warrants that Exhibits A, B, and C attached hereto set forth any and all intellectual property rights in connection to which Grantor has registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

4.          This Intellectual Property Security Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.  The words "execution," "signed," "signature," "delivery," and words of like import in or relating to this Intellectual Property Security Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. If any signature is delivered by facsimile transmission or by email delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing this Intellectual Property Security Agreement (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR:

Address of Grantor:

By:
Attn:
Title:

BANK:

Address of Bank:	EAST WEST BANK

135 North Robles Avenue, 2nd Floor	By:
Pasadena, California 91101
Attn: Eric Watson, Senior Vice President	Title:

EXHIBIT A

Copyrights

Description	Registration Number	Registration Date

EXHIBIT B

Patents

Description	Patent/App. No.	File Date

EXHIBIT C

Trademarks

Description	Serial/Registration No.	File Date

EAST WEST BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: East West Bank

Re: Loan # 769631502

You are hereby authorized and instructed to charge account No. _____8003098608______________ in the name of for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing by Borrower.

Borrower Signature:	Date:

USA PATRIOT ACT

NOTICE
OF
CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES
FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver's license or other identifying documents.

Agreement to Furnish Insurance to Loan and Security Agreement

Borrower and Guarantor:          PHENOMEX INC. and ISOPLEXIS CORPORATION

I understand that the Second Amended Loan and Security Agreement which I executed in connection with this transaction requires me to provide certain insurance policies, including, without limitation, a physical damage insurance policy including a Lenders Loss Payable Endorsement in favor of East West Bank (the "Bank") as shown below.

The following minimum insurance must be provided according to the terms of the security documents (together with such other insurance as may be required by the Bank pursuant to the terms of the security documents).

Fire & Extended Coverage
Lender's Loss Payable Endorsement

I may obtain the required insurance from any company that is acceptable to the Bank, and will deliver proof of such coverage with an effective date of March 21, 2023 or earlier.

I understand and agree that if I fail to deliver proof of insurance to the Bank at the address below, or upon the lapse or cancellation of such insurance, the Bank may procure Lender's Single Interest Insurance or other similar coverage on the property.  If the Bank procures insurance to protect its interest in the property described in the security documents, the cost for the insurance will be added to my indebtedness as provided in the security documents.  Lender's Single Interest Insurance shall cover only the Bank's interest as a secured party, and shall become effective at the earlier of the funding date of this transaction or the date my insurance was canceled or expired.  I UNDERSTAND THAT LENDER'S SINGLE INTEREST INSURANCE WILL PROVIDE ME WITH ONLY LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO THE BALANCE OF THE LOAN, HOWEVER, MY EQUITY IN THE PROPERTY WILL NOT BE INSURED.  FURTHER, THE INSURANCE WILL NOT PROVIDE MINIMUM PUBLIC LIABILITY OR PROPERTY DAMAGE INDEMNIFICATION AND DOES NOT MEET THE REQUIREMENTS OF THE FINANCIAL RESPONSIBILITY LAW.

CALIFORNIA CIVIL CODE SECTION 2955.5. HAZARD INSURANCE DISCLOSURE:  No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.

Bank Address for Insurance Documents:

East West Bank
135 N Robles Avenue, 2nd Floor
Pasadena, CA 91101

I acknowledge having read the provisions of this agreement, and agree to its terms.  I authorize the Bank to provide to any person (including any insurance agent or company) any information necessary to obtain the insurance coverage required.

Date: March 21, 2023	OWNERS OF COLLATERAL

PHENOMEX INC.
ISOPLEXIS CORPORATION

By:
Name:
Title:

INSURANCE VERIFICATION

Date	Phone
Agents Name	Person Talked To
Agents Address
Insurance Company
Policy Number(s)
Effective Dates: From:	To:
Deductible $	Comments: